Exhibit 99.2

CONTACT:	ExxonMobil Media Relations, 972-940-6007
FuelCell Energy Investor Relations, 203-830-7494

FOR IMMEDIATE RELEASE
NOVEMBER 6, 2019

ExxonMobil, FuelCell Energy Expand Agreement for Carbon Capture Technology

•	Agreement to optimize carbonate fuel cell technology for large-scale carbon capture
•	ExxonMobil exploring opportunities to deploy technology within its operations

IRVING, Texas and DANBURY, Connecticut – ExxonMobil and FuelCell Energy, Inc. said today they have signed a new, two-year expanded joint-development agreement to further enhance carbonate fuel cell technology for the purpose of capturing carbon dioxide from industrial facilities.

The agreement, worth up to $60 million, will focus efforts on optimizing the core technology, overall process integration and large-scale deployment of carbon capture solutions. ExxonMobil is exploring options to conduct a pilot test of next-generation fuel cell carbon capture solution at one of its operating sites.

“ExxonMobil is working to advance carbon capture technologies while reducing costs and enhancing scalability,” said Vijay Swarup, vice president of research and development for ExxonMobil Research and Engineering Company. “This expanded agreement with FuelCell Energy will enable further progress on this unique carbon capture solution that has the potential to achieve meaningful reductions of carbon dioxide emissions from industrial operations.”

FuelCell Energy’s proprietary technology uses carbonate fuel cells to efficiently capture and concentrate carbon dioxide streams from large industrial sources. Combustion exhaust is directed to the fuel cell, which produces power while capturing and concentrating carbon dioxide for permanent storage.

The modular design enables the technology to be deployed at a wide range of locations, which could lead to a more cost-efficient path for large-scale deployment of carbon capture and sequestration.

“Today’s announcement underscores our leadership position in fuel cell technology,” said Jason Few, president and chief executive officer of FuelCell Energy. “We are excited to continue to work with ExxonMobil to tackle one of the biggest challenges that exists today. We have a great opportunity to scale and commercialize our unique carbon capture solution, one that captures about 90 percent of carbon dioxide from various exhaust streams, while generating additional power, unlike traditional carbon capture technologies which consume significant power.”

“FuelCell Energy has always been proud of our technology and our role in reshaping the environmental impact of industry and electrical generation. This is another giant step forward towards the large-scale deployment of this much needed technology.”

ExxonMobil and FuelCell Energy began working together in 2016 with a focus on better understanding the fundamental science behind carbonate fuel cells and how to increase efficiency in separating and concentrating carbon dioxide from the exhaust of natural gas-fueled power generation. The new and expanded agreement will prioritize the optimization of the core carbon capture technology for integration into large-scale industrial facilities such as refineries and chemical plants.

ExxonMobil engineers and scientists have researched, developed and applied technologies that could play a role in the widespread deployment of carbon capture and storage for more than 30 years. The company has a working interest in approximately one-fifth of the world’s total carbon capture capacity, and has captured about 7 million tonnes per year of carbon dioxide. ExxonMobil has captured more carbon dioxide than any other company.

###

About ExxonMobil

ExxonMobil, the largest publicly traded international oil and gas company, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources, is one of the largest refiners and marketers of petroleum products, and its chemical company is one of the largest in the world. For more information, visit www.exxonmobil.com or follow us on Twitter at www.twitter.com/exxonmobil.

About FuelCell Energy, Inc.

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy.  We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage.  With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions.  Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

Cautionary Statement: Statements of future events or conditions in this release are forward-looking statements. Actual future results, including project plans and timing and the impact and results of new technologies, including efficiency gains and emission reductions, could vary depending on the outcome of further research and testing; the development and competitiveness of alternative technologies; the ability to scale pilot projects on a cost-effective basis; political and regulatory developments; and other factors discussed in this release and under the heading “Factors Affecting Future Results” on the Investors page of ExxonMobil’s website at exxonmobil.com.